Exhibit 15

October 19, 2001

Mr. Walter Z. Berger
Executive Vice President, Chief Financial Officer and Treasurer
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle Suite 700
Indianapolis, Indiana  46204

Dear Mr. Berger:

We are aware that Emmis  Communications  Corporation has incorporated by reference in this  Registration  Statement its Form 10-Q is for the quarters  ended May 31,  2001 and  August 31,  2001,  which include our reports dated June
26, 2001 and September 26,  2001,  respectively,  covering the unaudited interim  financial  information  contained therein.  Pursuant to Regulation C of the Securities  Act of 1933,  these reports are not considered a part of this registration  statement  prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ARTHUR ANDERSEN LLP
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ARTHUR ANDERSEN LLP